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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                          CLEARNET COMMUNICATIONS INC.
                       (Name of Subject Company (Issuer))

                                612459 B.C. LTD.
                               TELUS CORPORATION
                      (Names of Filing Persons (Offeror))

                           CLASS A NON-VOTING SHARES
                         (Title of Class of Securities)

                                   184902104
                     (CUSIP Number of Class of Securities)

                                ROBERT J. DARDI
                     VICE PRESIDENT AND CORPORATE SECRETARY
                               TELUS CORPORATION
                           21ST FLOOR, 3777 KINGSWAY
                    BURNABY, BRITISH COLUMBIA V5H 3Z7 CANADA
          (Name, Address and Telephone Numbers of Person Authorized to
        Receive Notices and Communications on Behalf of Filing Persons)

                                   COPIES TO:

    ELIZABETH J. HARRISON, Q.C.                       PAUL J. SHIM, ESQ.
  FARRIS, VAUGHAN, WILLS & MURPHY             CLEARY, GOTTLIEB, STEEN & HAMILTON
26TH FLOOR, 700 WEST GEORGIA STREET                    ONE LIBERTY PLAZA
  VANCOUVER, B.C., CANADA V7Y 1B3                     NEW YORK, NY 10006
          (604) 684-9151                                (212) 225-2000

                            ------------------------

                           CALCULATION OF FILING FEE

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
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
                                                              AMOUNT OF FILING FEE**
TRANSACTION VALUATION* $2,940,238,804                             $588,048
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*   For purposes of calculating the filing fee pursuant to Rule 0-11(d) and
    0-11(a)(4) and the Securities Exchange Act of 1934, based upon
    (i) 65,791,873, representing the aggregate number of shares of Class A
    Non-Voting Shares of Clearnet Communications Inc. outstanding on
    September 15, 2000 (assuming conversion of all other outstanding classes of shares into Class A Non-Voting Shares) plus the maximum number of shares expected to be issued and exercisable pursuant to outstanding options, warrants, convertible debentures or other rights to purchase such shares prior to the date the offers are expected to be consummated, multiplied by
    (ii) $44.69, the average of the high and low price per Class A Non-Voting
    Share of Clearnet Communications Inc. on September 15, 2000, as reported by
    The Nasdaq National Market.

                                                                     (CONTINUED)
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**  The filing fee, calculated in accordance with Rule 0-11 of the Securities
    Exchange Act of 1934, is 1/50th of one percent of the aggregate Transaction
    Valuation.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
    Amount Previously Paid: $374,203.87    Filing Party: TELUS Corporation
    Form or Registration No.: F-10         Date Filed: September 20, 2000

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

    This Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offers by TELUS Corporation, a company organized under the laws of British Columbia, Canada ("Parent") and/or 612459 B.C. Ltd. ("Purchaser"), a company organized under the laws of British Columbia, Canada and a wholly-owned indirect subsidiary of Parent, to purchase all the outstanding Class A Non-Voting Shares, Class B Shares, Class C Subordinate Voting Shares and Class D Subordinate Voting Shares (together, the "Clearnet Shares"), of Clearnet Communications Inc., a holding company continued under the CANADA BUSINESS CORPORATIONS ACT (the "Company"), which are not owned by Parent or its affiliates, for, at the election of the holder of the Clearnet Shares, (i) Cdn$70.00 in cash for each Class A Non-Voting Share, Class C Subordinate Voting Share or Class D Subordinate Voting Share or Cdn$0.70 in cash for each Class B Share; (ii) 1.636 Non-Voting Shares of Parent for each Class A Non-Voting Share, Class C Subordinate Voting Share or Class D Subordinate Voting Share or 0.01636 of a Non-Voting Share of Parent for each Class B Share; or (iii) a combination of the foregoing, upon the terms and subject to the conditions set forth in the Offers to Purchase dated September 20, 2000 (the "Offers to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offers") which are annexed to and filed with this Schedule TO as Exhibits (a)(1) and (a)(2), respectively. This Schedule TO is being filed on behalf of Parent and Purchaser.

    All information set forth in the Offers filed as Exhibits (a)(1) and (a)(2) to this Schedule TO is incorporated by reference in answer to items 1 through 11 in this Schedule TO, except those items as to which information is specifically provided herein.

ITEM 12.  EXHIBITS.

 (a)(1) Offers to Purchase, dated September 20, 2000 (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (a)(2) Form of Letter of Transmittal (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (a)(4) Summary Advertisement as published in The Wall Street Journal on September 20, 2000

 (a)(5) Press release issued by TELUS Corporation on September 20, 2000 (incorporated by reference to the filing by TELUS Coporation on Form 425 on September 20, 2000)

 (b)(1) Commitment Letter and accompanying Fee Letter dated August 18, 2000 from The Toronto-Dominion Bank and Morgan Guaranty Trust Company of New York to TELUS Corporation (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (d)(1) Support Agreement, dated August 20, 2000, between TELUS Corporation and Clearnet Communications Inc. (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on
        September 20, 2000)

 (d)(2) Lock-up Agreement, dated as of August 20, 2000, between TELUS Corporation and Lenbrook Inc. (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (d)(3) Lock-up Agreement, dated as of August 20, 2000, between TELUS Corporation and Madison Dearborn Capital Partners, L.P. (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (d)(4) Lock-up Agreement, dated as of August 20, 2000, between TELUS Corporation and Motorola Canada Limited (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

 (d)(5) Lock-up Agreement, dated as of August 20, 2000, between TELUS Corporation and Nextel International, Inc. (incorporated by reference from TELUS Corporation's Registration Statement on Form F-10 filed on September 20, 2000)

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 20, 2000

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
                                                       TELUS CORPORATION

                                                       By:  /s/ JAMES W. PETERS
                                                            ----------------------------------------------
                                                            Name: James W. Peters
                                                            Title: Executive Vice President, Corporate
                                                                   Development and Corporate Affairs and
                                                                   General Counsel

                                                       612459 B.C. LTD.

                                                       By:  /s/ JAMES W. PETERS
                                                            ----------------------------------------------
                                                            Name: James W. Peters
                                                            Title: Director

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                                    EXHIBITS

                                                                                      SEQUENTIALLY
       EXHIBIT                                                                          NUMBERED
       NUMBER           DESCRIPTION                                                       PAGE
---------------------   -----------                                                   ------------
   (a)(1)               Offers to Purchase, dated September 20, 2000 (incorporated by reference from TELUS Corporation's Registration
                          Statement on Form F-10 filed on September 20, 2000)

   (a)(2)               Form of Letter of Transmittal (incorporated by reference
                          from TELUS Corporation's Registration Statement on
                          Form F-10 filed on September 20, 2000)

   (a)(3)               Form of Notice of Guaranteed Delivery (incorporated by
                          reference from TELUS Corporation's Registration Statement
                          on Form F-10 filed on September 20, 2000)

   (a)(4)               Summary Advertisement as published in The Wall Street
                          Journal on September 20, 2000

   (a)(5)               Press release issued by TELUS Corporation on September 20,
                          2000 (incorporated by reference to the filing by TELUS
                          Corporation on Form 425 on September 20, 2000)

   (b)(1)               Commitment Letter and accompanying Fee Letter dated
                          August 18, 2000 from The Toronto-Dominion Bank and Morgan
                          Guaranty Trust Company of New York to TELUS Corporation
                          (incorporated by reference from TELUS Corporation's
                          Registration Statement on Form F-10 filed on
                          September 20, 2000)

   (d)(1)               Support Agreement, dated August 20, 2000, between TELUS
                          Corporation and Clearnet Communications Inc. (incorporated by reference from TELUS Corporation's Registration
                          Statement on Form F-10 filed on September 20, 2000)

   (d)(2)               Lock-up Agreement, dated as of August 20, 2000, between
                          TELUS Corporation and Lenbrook Inc. (incorporated by
                          reference from TELUS Corporation's Registration Statement
                          on Form F-10 filed on September 20, 2000)

   (d)(3)               Lock-up Agreement, dated as of August 20, 2000, between
                          TELUS Corporation and Madison Dearborn Capital Partners,
                          L.P. (incorporated by reference from TELUS Corporation's
                          Registration Statement on Form F-10 filed on
                          September 20, 2000)

   (d)(4)               Lock-up Agreement, dated as of August 20, 2000, between
                          TELUS Corporation and Motorola Canada Limited
                          (incorporated by reference from TELUS Corporation's
                          Registration Statement on Form F-10 filed on
                          September 20, 2000)

   (d)(5)               Lock-up Agreement, dated as of August 20, 2000, between
                          TELUS Corporation and Nextel International, Inc.
                          (incorporated by reference from TELUS Corporation's
                          Registration Statement on Form F-10 filed on
                          September 20, 2000)